Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

VIGOR SUB, INC.

and

MOMENTA PHARMACEUTICALS, INC.

Dated as of August 19, 2020

Page

Article I DEFINITIONS & INTERPRETATIONS	2

1.1	Certain Definitions	2

1.2	Additional Definitions	13

1.3	Certain Interpretations	14

Article II THE OFFER	16

2.1	The Offer	16

2.2	Company Actions	20

Article III THE MERGER	22

3.1	The Merger	22

3.2	The Effective Time	22

3.3	The Closing	22

3.4	Effect of the Merger	22

3.5	Certificate of Incorporation and Bylaws	22

3.6	Directors and Officers	23

3.7	Effect on Capital Stock	23

3.8	Payment for Company Securities; Exchange of Certificates	26

3.9	No Further Ownership Rights in Company Shares	29

3.10	Lost, Stolen or Destroyed Certificates	29

3.11	Necessary Further Actions	29

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	30

4.1	Organization and Qualification	30
4.2	Capitalization	31
4.3	Subsidiaries	32
4.4	Corporate Power; Enforceability	32
4.5	Stockholder Approval	33
4.6	Consents and Approvals; No Violation	33
4.7	Reports; Financial Statements; Internal Controls and Procedures	34
4.8	No Undisclosed Liabilities	36
4.9	Absence of Certain Changes	36
4.10	Schedule TO; Schedule 14D-9	36
4.11	Brokers; Certain Expenses	36
4.12	Employee Benefit Matters/Employees	37
4.13	Litigation	39
4.14	Tax Matters	40
4.15	Compliance with Law; Permits	41
4.16	Environmental Matters	41
4.17	Intellectual Property	41
4.18	Real Property	44
4.19	Material Contracts	45

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(Continued)

Page

4.20	Regulatory Compliance	47
4.21	Insurance	50
4.22	Anti-Bribery; Anti-Money Laundering	50
4.23	14d-10 Matters	51
4.24	Related Party Transactions	51
4.25	Opinions of Financial Advisors of the Company	51
4.26	State Takeover Statutes Inapplicable	51
4.27	No Other Representations or Warranties	52

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	52

5.1	Organization and Qualification	52
5.2	Authority	52
5.3	Schedule TO; Schedule 14D-9	53
5.4	Consents and Approvals; No Violation	53
5.5	Litigation	54
5.6	Interested Stockholder	54
5.7	Sufficient Funds	54
5.8	No Other Operations	54
5.9	Brokers	55
5.10	No Other Representations or Warranties	55

Article VI COVENANTS OF THE COMPANY	55

6.1	Conduct of Business of the Company	55
6.2	No Solicitation	58
6.3	Company Board Recommendation	60

Article VII ADDITIONAL COVENANTS	61

7.1	Reasonable Best Efforts	61
7.2	Antitrust Filings	62
7.3	Merger	64
7.4	Public Statements and Disclosure	64
7.5	Anti-Takeover Laws	65
7.6	Access	65
7.7	Section 16(b) Exemption	66
7.8	Directors’ and Officers’ Indemnification and Insurance	66
7.9	Employee Matters	68
7.10	Obligations of Merger Sub	70
7.11	Certain Litigation	71
7.12	Delisting	71
7.13	14d-10 Matters	71
7.14	Notice of Certain Events	71
7.15	Tax Returns	71

Article VIII CONDITIONS TO THE MERGER	72

8.1	Purchase of Company Shares	72

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(Continued)

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8.2	No Legal Prohibition	72

Article IX TERMINATION, AMENDMENT AND WAIVER	72

9.1	Termination Prior to the Acceptance Time	72
9.2	Notice of Termination; Effect of Termination	74
9.3	Fees and Expenses	74
9.4	Amendment	75
9.5	Extension; Waiver	75

Article X GENERAL PROVISIONS	76

10.1	Survival of Representations, Warranties and Covenants	76
10.2	Notices	76
10.3	Assignment	77
10.4	Confidentiality	77
10.5	Entire Agreement	78
10.6	Third Party Beneficiaries	78
10.7	Severability	78
10.8	Remedies	79
10.9	Governing Law	79
10.10	Consent to Jurisdiction	79
10.11	WAIVER OF JURY TRIAL	80
10.12	Disclosure Letter References	80
10.13	Counterparts	80

Annexes

A – Conditions to the Offer

B – Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 19, 2020 by and among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), VIGOR SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Shares”) at a price of $52.50 per Company Share, net to the holder thereof, in cash, without interest thereon (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (i) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain key employees have entered into retention agreements with the Company (collectively, the “Retention Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1            Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (i) contains confidentiality provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) was entered into prior to the date of this Agreement.

“Acceptance Time” shall mean the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Balance Sheet” shall mean the Company’s unaudited balance sheet as of June 30, 2020 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Controlled Product” shall mean any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any of its Subsidiaries, solely or jointly with any other Person, other than a Company Joint Product.

“Company ESPP” shall mean the Momenta Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan, as amended and restated.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned by (solely or jointly with any other Person) or licensed to the Company or any of its Subsidiaries.

“Company Joint Product” shall mean any product set forth on Section 1.1(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent such Effects disproportionately affect the Company and its Subsidiaries relative to other companies operating in any industry or industries in which the Company or its Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”:

(a)            general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b)            conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c)            conditions (or changes in such conditions) in the pharmaceutical or biotechnology industries;

(d)            political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e)            earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f)            changes in Law or other legal or regulatory conditions (or the interpretation thereof), any COVID-19 Measures or any change in any COVID-19 Measures (or the interpretation thereof), or changes in GAAP or other accounting standards (or the interpretation thereof);

(g)            the announcement of this Agreement, the consummation of the transactions contemplated hereby or the identity of Parent, Merger Sub or their Affiliates as the acquiror of the Company, including (i) any departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries as a result thereof or in connection therewith and (ii) any Legal Proceedings made or brought on or after the date hereof by current or former Company Stockholders (on their own behalf or on behalf of the Company) directly arising out of this Agreement or the transactions contemplated by this Agreement (provided that the exception set forth in this clause (g) shall not apply with respect to the representations and warranties set forth in Section 4.6);

(h)            (i) any actions taken or failure to take action by Parent or any of its controlled Affiliates or (ii) any action taken or failure to take any action by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that is expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (C) shall not apply to any action taken or failure to take action pursuant to Section 6.1 (unless Parent has unreasonably withheld, conditioned or delayed its written consent to any such action or failure to take action); or

(i)            changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Options” shall mean any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Company Product” shall mean any Company Controlled Product or any Company Joint Product.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units, the vesting of which is time-based, outstanding under any Company Stock Plan, including any award of restricted stock units that was previously subject to performance-based vesting conditions and has become subject solely to time-based vesting conditions.

“Company Stock Plans” shall mean the Momenta Pharmaceuticals, Inc. Amended and Restated 2002 Stock Incentive Plan, the Momenta Pharmaceuticals, Inc. 2004 Stock Incentive Plan, and the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan, all as amended or restated.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“COVID-19” shall mean the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended (the “CARES Act”), and the Families First Coronavirus Response Act, as may be amended (the “FFCRA”).

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, hazardous or toxic substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Fraud” shall mean common law fraud as defined under Delaware law with respect to the representations and warranties set forth in this Agreement.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Good Clinical Practices” shall mean ethical and scientific quality standards for designing, conducting, recording and reporting trials that involve the participation of human subjects, conflicts of interest and financial disclosures, in each case as promulgated or enforced by an applicable Governmental Authority, including applicable FDA regulations in 21 C.F.R. Parts 11, 50, 54, and 56, the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and any other comparable applicable Law of the FDA or any other applicable Governmental Authority of competent jurisdiction and, in each case any formal applicable guidance documents promulgated thereunder.

“Good Laboratory Practices” shall mean the FDA regulations in 21 C.F.R. Part 58 and any other comparable applicable Law of any applicable Governmental Authority of competent jurisdiction and, in each case any formal applicable guidance documents promulgated thereunder.

“Good Manufacturing Practices” shall mean the current good manufacturing practices required by the FFDCA, and any applicable regulations promulgated thereunder by the FDA, including 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials, any other comparable applicable Law related to the manufacture and testing of pharmaceutical materials in applicable jurisdictions outside the United States and, in each case any formal applicable guidance documents promulgated thereunder.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, characterized or otherwise regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FFDCA”), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Statements Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal Medicare and Medicaid statutes, each of their state, local, foreign and international counterparts or equivalents, in each case as amended, and their implementing regulations or rules, and in each case any formal applicable guidance documents promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services that are generally available on nondiscriminatory pricing terms, (b) non-exclusive licenses that are incidental to Contracts that primarily provide for a sale of products or services to customers or the purchase or use of equipment, reagents or other materials and (c) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, computer software, programs, code (including source code and object code), compilations, derivative works, websites, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like (collectively, “Proprietary Information”); (e) data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) instantiations of any of the foregoing in any form and embodied in any media; and (h) Internet domain names or URLs that are registered with any domain name registrar (“Domain Names”).

“Intellectual Property Rights” shall mean all U.S., foreign common Law or statutory rights in, arising out of, or associated with any of the following in any jurisdiction, including (a) Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Proprietary Information, including rights granted under the Uniform Trade Secrets Act or analogous foreign common Law or statutory regime; (e) Domain Names, including any registrations and applications for registrations thereof; (f) Data; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computers, software, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(b) of the Company Disclosure Letter after having made inquiry of their direct reports, and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent after having made inquiry of their direct reports.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Select Market.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of- way (unrecorded and of record) and other similar restrictions and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case, that do not materially and adversely impact the current use of the affected real property; (d) Liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, or any of the Company’s subsequent Quarterly Reports on Form 10-Q filed with the SEC and publicly available prior to the date hereof; (e) all exceptions, restrictions, imperfections of title and other similar Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries to which they relate; (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (g) with respect to leased personal property, the terms and conditions of the lease applicable thereto; (h) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; and (i) Liens described in Section 1.1(c) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, or economic identity of that natural person.

“Pre-Closing Tax Returns” shall mean the 2019 U.S. Federal, Massachusetts and all other material state income Tax Returns with respect to the Company and its Subsidiaries.

“Privacy and Data Security Requirements” shall mean (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, transferring or storing of Personal Data, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, (b) obligations under all Contracts to which the Company or any of its Subsidiary is a party or is otherwise bound that relate to Personal Data and (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or processing of Personal Data.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal that did not result from a material breach of Section 6.2 for an Acquisition Transaction on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (b) reasonably likely of being completed in accordance with its terms, in the case of each of clauses (a) and (b), taking into account the Person making such Acquisition Proposal and the financial, regulatory, legal, financing and other aspects and terms of such Acquisition Proposal that the Company Board determines to be appropriate; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by any Governmental Authority, whether disputed or not.

“Tax Return” shall mean any report, declaration, return, information return, or statement required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of this Agreement.

1.2            Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2020 Bonus Plan	7.9(d)
2020 Bonuses	7.9(d)
401(k) Plan	7.9(e)
401(k) Plan Termination Date	7.9(e)
Accepted Company Shares	3.7(a)(ii)
Agreement	Preamble
Anti-Bribery Laws	4.22(a)
Balance Sheet Date	1.1
Burdensome Condition	7.2(a)
Canceled Company Shares	3.7(a)(ii)
Capitalization Date	4.2(a)
CARES Act	1.1
Certificate of Merger	3.2
Certificates	3.8(c)
Change of Recommendation/Termination Notice	6.3(c)
Closing	3.3
Closing Date	3.3
COBRA	4.12(d)
Collaboration Agreement	4.19(a)(v)
Company	Preamble
Company Board Recommendation	6.3(a)
Company Board Recommendation Change	6.3(b)
Company Compensation Committee	3.7(g)
Company Disclosure Letter	Article IV
Company Equity Award Schedule	4.2(b)
Company Financial Advisors	4.11
Company Program Requirements	4.20(d)
Company Programs	4.20(d)
Company Regulatory Agency	4.20(b)
Company Regulatory Permits	4.20(b)
Company SEC Reports	4.7(a)
Company Securities	4.2(c)
Company Shares	Recitals
Confidentiality Agreement	10.4
D&O Tail Policy	7.8(c)
Data	1.1
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Domain Names	1.1
Effect	1.1
Effective Time	3.2
Effects	1.1
Employment Compensation Arrangement	4.23
Enforceability Exceptions	4.4
Environmental Permits	4.16
Exchange Fund	3.8(b)
Expiration Time	2.1(d)(i)
FFCRA	1.1
FFDCA	1.1
Final Exercise Date	3.7(g)

Final Offering Period	3.7(g)
Foreign Antitrust Laws	1.1
Indemnified Persons	7.8(a)
Indemnified Proceeding	7.8(b)
Inventions	1.1
Material Contract	4.19(a)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Merger Sub	Preamble
Minimum Condition	2.1(a)(i)
Money Laundering Laws	4.22(b)
New Plans	7.9(c)
Offer	Recitals
Offer Documents	2.1(f)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.9(c)
Option Consideration	3.7(d)
Parent	Preamble
Parent 401(k) Plans	7.9(e)
Participant	4.12(e)
Paying Agent	3.8(a)
Plans	4.12(a)
Proprietary Information	1.1
Real Property Leases	4.18(b)
Remedy Actions	7.2(a)
Retention Agreements	Recitals
RSU Consideration	3.7(e)
Schedule 14D-9	2.2(a)
Schedule TO	2.1(f)(i)
Subsidiary Securities	4.2(e)
Surviving Corporation	3.1
Termination Date	9.1(b)(i)
Termination Fee	9.3(b)
Trademarks	1.1
Uncertificated Shares	3.8(c)
Works of Authorship	1.1

1.3            Certain Interpretations.

(a)            Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)            Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)             Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e)             Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)             When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g)            The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h)            References to “$” and “dollars” are to the currency of the United States of America.

(i)             Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j)              “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)             Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l)              Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever Business Days are specified for any action to be taken hereunder and such action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(m)           Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or its Representatives mean that material has been posted in the “data room” (virtual or otherwise) established by the Company at least one day prior to the date hereof.

(n)            The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II
THE OFFER

2.1            The Offer.

(a)            Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the outstanding Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A.  The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares tendered pursuant to the Offer shall be subject only to:

(i)            the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub and their respective Affiliates (if any), represents at least a majority of all then outstanding Company Shares on a fully-diluted basis; and

(ii)           the other conditions set forth in Annex A.

(b)            Waiver of Conditions. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole and absolute discretion, Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition, the condition set forth in clause (A) of Annex A, or the condition set forth in clause (C)(1) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer or the Expiration Time, except as permitted or required by Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A or (E) amends any term or condition of the Offer in any manner that is adverse to the Company Stockholders.

(c)            Adjustments to the Offer Price. Subject to the terms of this Agreement, the Offer Price shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for shares of such capital stock, occurring on or after the date hereof and prior to the Acceptance Time, so as to provide any Company Stockholder the same economic effect as contemplated by this Agreement prior to such event; provided, that in any case, nothing in this Section 2.1(c) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(d)            Expiration and Extension of the Offer.

(i)            Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York time, at the end of the day on the date that is twenty (20) Business Days after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (as such date and time may be extended, the “Expiration Time”).  In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)            Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A)            Merger Sub shall extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer;

(B)             in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to fifteen (15) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; and

(C)             in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then scheduled expiration of the Offer, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extensions of ten (10) Business Days each (or any longer period as may be approved in advance by the Company), it being understood and agreed that Merger Sub shall not be required to extend the Offer pursuant to this clause (C) on more than three (3) occasions, but may, in its sole discretion, elect to do so;

provided, however, that (x) the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX and (y) in no event shall Merger Sub be required to extend the Offer beyond the Termination Date.

(iii)          Neither Parent nor Merger Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv)          Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v)           Notwithstanding any other provision in this Agreement to the contrary, in no event shall Parent or Merger Sub extend the Offer beyond the Termination Date without the prior written consent of the Company.

(vi)          If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article IX prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(e)            Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one (1) Business Day thereof, irrevocably accept for payment, and, promptly following the Acceptance Time, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee.  Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. For the avoidance of doubt, Merger Sub shall not, without the prior written consent of the Company in its sole and absolute discretion, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition.  The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any withholding Taxes payable in respect thereof pursuant to applicable Law. The Company shall register the transfer of any Company Shares irrevocably accepted for payment effective immediately after the Acceptance Time.

(f)             Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall:

(i)            file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii)           deliver a copy of the Offer Documents, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iii)          cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g)            Review; Comment Period. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law.  The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company, its Subsidiaries, the Company Stockholders and the directors and officers of the Company that is required by applicable Law or is reasonably requested by Parent to be included in the Schedule TO or the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 2.1(g).  Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding the Company, its Subsidiaries, the Company Stockholders and the directors and officers of the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the Offer Documents if and to the extent such information shall have become false or misleading in any material respect.  Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ.  Unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).  Unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other substantive communications (and shall orally describe any oral comments or other substantive oral communications) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith).

2.2            Company Actions.

(a)             Schedule 14D-9. The Company shall (i) file with the SEC, within one (1) Business Day following the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.3, the Company Board Recommendation and a notice of appraisal rights in accordance with Section 262 of the DGCL and (ii) take all steps necessary to disseminate the Schedule 14D-9 promptly after commencement of the Offer to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law.  Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is required by applicable Laws or is reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(a). Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, the Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other substantive communications (and shall orally describe any oral comments or other substantive oral communications) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change and except in connection with any “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). The Company hereby consents to the inclusion in the Offer Documents of the determinations and approvals of the Company Board set forth in the final sentence of Section 4.4 and the Company Board Recommendation, unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3.

(b)            Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date (which shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated), of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence in accordance with the Confidentiality Agreement the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger as contemplated by this Agreement; and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

(c)             Unless Parent and Merger Sub otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, tender in the Offer any Company Shares owned by the Company or any of its Subsidiaries.

Article III
THE MERGER

3.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Merger shall be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2            The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

3.3            The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents as soon as practicable following the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event no later than two (2) Business Days thereafter, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5            Certificate of Incorporation and Bylaws.

(a)            Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.8(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Annex B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)            Bylaws. At the Effective Time, subject to the provisions of Section 7.8(a), the bylaws of the Company shall be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Momenta Pharmaceuticals, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

3.6            Directors and Officers.

(a)            Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)            Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.7            Effect on Capital Stock.

(a)            Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)            Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) Accepted Company Shares and (C) any Dissenting Company Shares) shall be automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon and less any applicable withholding Tax pursuant to Section 3.8(e), upon compliance with the procedures set forth in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(ii)            Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case at the commencement of the Offer and immediately prior to the Effective Time (“Canceled Company Shares”) or (B) irrevocably accepted for purchase pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii)            Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)            Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for shares of such capital stock, occurring on or after the Acceptance Time and prior to the Effective Time, the Merger Consideration, the Option Consideration and the RSU Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Options or Company RSU Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that in any case, nothing in this Section 3.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c)            Statutory Rights of Appraisal.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 3.8(e), upon surrender of such Company Shares in the manner provided in Section 3.8.

(ii)            The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d)            Company Options. Effective fifteen (15) Business Days prior to, and conditional upon the occurrence of, the Effective Time, each holder of an outstanding Company Option that qualifies as an incentive stock option, taking into account any acceleration of exercisability pursuant to this Section 3.7, within the meaning of Section 422(b) of the Code, whether vested or unvested, shall be entitled to exercise any portion of such Company Option that is so qualified in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with and subject to the terms of the applicable Company Stock Plan and the stock option award agreement governing the Company Option. Effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof or the Company, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full and (ii) each such Company Option shall be canceled as of the Effective Time and converted into the right to receive, subject to Section 3.8(e), an amount in cash (without interest), equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time (after taking into account any exercise pursuant to the preceding sentence), by (y) the amount, if any, by which the Offer Price exceeds the per share exercise price of such Company Option (the “Option Consideration”). For the avoidance of doubt, no Option Consideration shall be payable with respect to any Company Option so canceled with a per share exercise price that equals or exceeds the amount of the Offer Price. Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the former holders of Company Options who are current or former employees of the Company, the applicable Option Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 3.8(e), as promptly as practicable following the Effective Time (and in no event later than ten (10) Business Days thereafter). All payments of Option Consideration to former holders of Company Options who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary of Surviving Corporation’s accounts payable, less any required withholding Taxes payable in respect thereof pursuant to Section 3.8(e), as promptly as practicable following the Effective Time (and in no event later than ten (10) Business Days thereafter).

(e)            Company RSU Awards. Effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holders thereof or the Company, (i) the vesting of each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full and (ii) each such Company RSU Award shall be canceled as of the Effective Time and converted into the right to receive, subject to Section 3.8(e), an amount in cash (without interest), equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Offer Price (the “RSU Consideration”). Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the former holders of Company RSU Awards who are current or former employees of the Company, the applicable RSU Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 3.8(e), as promptly as practicable following the Effective Time (and in no event later than ten (10) Business Days thereafter). All payments of RSU Consideration to former holders of Company RSU Awards who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s accounts payable, less any required withholding Taxes payable in respect thereof pursuant to Section 3.8(e), as promptly as practicable following the Effective Time (and in no event later than ten (10) Business Days thereafter).

(f)            Notwithstanding the foregoing, to the extent that any amounts payable under this Section 3.7 relate to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code or is subject to any agreement, plan or arrangement that requires any delay in payment of such amounts beyond the time period provided by this Section 3.7, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time, as applicable, permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU Award and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)), but no earlier than as promptly as is practicable following such time (and in no event later than ten (10) Business Days after such time).

(g)            Company ESPP. Prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board (the “Company Compensation Committee”), as applicable, shall take all actions necessary pursuant to the terms of the Company ESPP to terminate the Company ESPP as of the day immediately prior to the Closing, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the Company ESPP as contemplated by this Section 3.7(g). From and after the date hereof, (i) no offering or purchase period shall be continued or commenced under the Company ESPP, except for any offering or purchase period under the Company ESPP that is in effect on the date hereof (the “Final Offering Period”); (ii) no new participants may elect to participate in the Company ESPP during the Final Offering Period and (iii) no participant may increase their payroll deductions with respect to the Final Offering Period. The final exercise date under the Company ESPP shall be the earlier of (A) the normal exercise date for the Final Offering Period and (B) two (2) Business Days prior to the Acceptance Time (such earlier date, the “Final Exercise Date”). Each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Company Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Company Shares shall be treated in accordance with Section 3.7(a)(i), and as promptly as practicable following the purchase of Company Shares in accordance with this sentence, the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. To the extent required by the Company ESPP, the Company shall provide notice to all Company ESPP participants describing the treatment of the Company ESPP pursuant to this Section 3.7(g).

(h)            Prior to the Effective Time, the Company Board or the Company Compensation Committee, as applicable, shall adopt such resolutions and take such other actions as may be reasonably necessary to permit the treatment of the Company Options and Company RSU Awards pursuant to this Section 3.7. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to or in settlement of Company Options or Company RSU Awards or in respect of the Company ESPP.

3.8            Payment for Company Securities; Exchange of Certificates.

(a)            Paying Agent. Prior to the Acceptance Time, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as depository agent for the Company Stockholders entitled to receive the Offer Price pursuant to Section 2.1(e) and as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article III (the “Paying Agent”).

(b)            Exchange Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the Company Stockholders pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article III (which, for the avoidance of doubt, shall not include the Option Consideration or RSU Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as reasonably directed by Parent (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 3.8(g). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article III. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c)            Payment Procedures. Promptly following the Effective Time, and in any event within five (5) Business Days thereafter, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 3.8(e)), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 3.8(e)), and the Uncertificated Shares so transferred shall forthwith be canceled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Canceled Company Shares or Dissenting Company Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 3.8(e), payable in respect thereof pursuant to the provisions of this Article III.

(d)            Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 3.8(d).

(e)            Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company RSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g)            Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration, payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9            No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Canceled Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8 (or, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any Accepted Company Shares pursuant to the Offer), (b) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights specified in Section 3.7(c) and (c) each holder of any Canceled Company Shares shall cease to have any rights with respect thereto. The Merger Consideration or the consideration specified in Section 3.7(c), as applicable, paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10            Lost, Stolen or Destroyed Certificates. In the event that any Certificates that immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7 shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided, however, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11            Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (ii) any Company SEC Report filed with or furnished to the SEC since January 1, 2018 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1            Organization and Qualification.

(a)            The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware, with all corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction), with all corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of the certificate of incorporation and bylaws of the Company, and no Subsidiary of the Company is in violation of its certificate of incorporation and bylaws (or similar governing documents) in any material respect.

4.2            Capitalization.

(a)            The authorized capital stock of the Company consists of 200,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. As of the close of business on August 14, 2020 (the “Capitalization Date”), (i) 119,533,685 Company Shares were issued and 118,965,224 Company Shares were outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) 568,461 Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b)            As of the close of business on the Capitalization Date, (i) 5,787,980 Company Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Stock Plans, (ii) 1,834,945 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Stock Plans, (iii) 12,594,005 Company Shares were reserved for future issuance under the Company Stock Plans, and (iv) 1,413,414 Company Shares were reserved for future issuance under the Company ESPP. Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of the name of each holder of Company Options and Company RSU Awards, the number of Company Shares subject to each outstanding Company Option and Company RSU Award held by such holder, the grant or issuance date of each such Company Option and Company RSU Award, the exercise price and the expiration date of each Company Option (such schedule, the “Company Equity Award Schedule”).

(c)            Except for the Company Options and the Company RSU Awards referenced in the first sentence of Section 4.2(b) above, there are on the date hereof no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares.

(d)            There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e)            The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights, and there are no irrevocable proxies with respect to any such shares. As of the date hereof, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case of the type described in clauses (i), (ii) and (iii) of the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f)            Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g)            No Company Shares are held by any Subsidiary of the Company.

4.3            Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each of the other Subsidiaries of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

4.4            Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition following the Acceptance Time, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition following the Acceptance Time, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The Company Board, at a meeting duly called and held prior to the date hereof, has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer.

4.5            Stockholder Approval. Following the Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and approve the Merger. The affirmative vote of the holders of a majority of the outstanding Company Shares is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

4.6            Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby.

4.7            Reports; Financial Statements; Internal Controls and Procedures.

(a)            Since January 1, 2018, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent all correspondence with the SEC since January 1, 2018 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)            The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c)            The Company maintains, and at all times since January 1, 2018, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d)            The Company maintains and since January 1, 2018 has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)            Except for matters resolved prior to the date hereof, since January 1, 2018, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

4.8            No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities disclosed on the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder) and (d) for liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

4.9            Absence of Certain Changes.

(a)            From December 31, 2019 until the date of this Agreement, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect.

(b)            From June 30, 2020 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

(c)            From June 30, 2020 until the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(y)(v)(A)(3), (v)(B), (v)(C), (vi), (vii), (viii), (ix), (xii), (xiii) or (xviii), or by Section 6.1(y)(xix) to the extent relating to any of the foregoing clauses, had such action been taken after the execution of this Agreement.

4.10            Schedule TO; Schedule 14D-9.

(a)            The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b)            None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.11            Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than Centerview Partners LLC and Goldman Sachs & Co. LLC (the “Company Financial Advisors”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

4.12         Employee Benefit Matters/Employees.

(a)           Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA and (ii) employment, independent contractor, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement policy, trust, fund or contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any obligation or liability, whether actual or contingent (collectively, the “Plans”). With respect to the material Plans, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto, or a written summary in the case of any unwritten Plan; (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; and (E) any related material Contracts, including trust agreements, insurance contracts, and administrative services agreements.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws, (ii) each Plan and any related trust complies and has been maintained and administered in compliance with ERISA, the Code and other applicable Laws, (iii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, all fiduciaries of a Plan are and at all times have been in compliance with all Laws relating to the Plans and the provision of compensation and benefits and (iv) as of the date hereof, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c)           No Plan is, and the Company and its ERISA Affiliates have not in the last ten (10) years contributed to, a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d)           No Plan provides for post-retirement or other post-employment health or welfare benefits, other than (i) health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy set forth on Section 4.12(a) of the Company Disclosure Letter requiring the Company to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries for a period of twelve (12) or fewer months following such employee’s termination.

(e)           Except as required under this Agreement, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events that would not by itself): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries (each, a “Participant”) or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in the payment of any amount or any benefits that would, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment”, as defined in 280G(b)(1) of the Code, to any Participant.

(f)            No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(g)           No Plan is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to Participants providing services primarily outside of the United States. Neither the Company nor any of its Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act or (ii) deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA.

(h)           The Company has made available to Parent a list of all employees of the Company and its Subsidiaries that is true, complete and correct in all material respects as of August 8, 2020, including for each such employee, to the extent applicable: (i) name, position or job title, date of hire and work location; (ii) base salary and target annual bonus amount; (iii) part-time, full-time or temporary status; and (iv) whether such employee is subject to a restrictive covenant agreement and the applicable form of such agreement, which form has been made available to Parent.

(i)            Neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is no ongoing, pending, or to the Knowledge of the Company, threatened, (A) labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries or (B) effort to organize or represent the labor force of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions or other organizations representing any employee of the Company or any of its Subsidiaries.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, hours of work, the classification of service providers and the payment of wages or overtime wages.

(k)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing or, to the Knowledge of the Company, pending or threatened, nor has the Company or any of the Company Subsidiaries received any written notice indicating an intention to conduct the same.

(l)            Since January 1, 2018, the Company and its Subsidiaries have not received, been involved in or been subject to any Legal Proceedings or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of the Company or any Company Subsidiary or alleging a workplace culture that encourages or is conducive to the foregoing.

(m)          Except as would not, individually or in the aggregate, reasonably be expected to have to a Company Material Adverse Effect, (i) with respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant and (ii) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. Each Company Option, Company RSU Award and the Company ESPP may by its terms be treated at the Effective Time as set forth in Section 3.7.

4.13         Litigation. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, as of the date hereof, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Closing Date, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that the representation and warranty in this sentence shall not apply to any Legal Proceeding commenced or threatened against the Company on or after the date hereof by current or former Company Stockholders (on their own behalf or on behalf of the Company) directly arising out of this Agreement or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that the representation and warranty in this sentence shall not apply to any Order that comes into effect on or after the date hereof directly arising out of this Agreement or the transactions contemplated hereby.

4.14         Tax Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), (ii) all such Tax Returns are true, correct and complete in all respects and (iii) the Company and each of its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b)           (i) There are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any Taxes of the Company or any Subsidiary and (ii) no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code since January 1, 2018.

(e)           Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(f)            Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(g)           There are no Liens for any material amount of Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(h)           Momenta Ireland Limited has not made an election under U.S. Treasury Regulation Section 301.7701-3(c). Momenta Pharmaceuticals Security Corporation has validly elected to be treated as a “Massachusetts securities corporation” for Massachusetts Tax purposes.

4.15         Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2017, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (b) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (c) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (d) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

4.16         Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is, and has been at all times since January 1, 2017, in compliance with all applicable Environmental Laws and has obtained and is and has been since January 1, 2017 in compliance with all Permits required under Environmental Laws (“Environmental Permits”); (b) there is no Legal Proceeding, governmental or administrative investigation, audit, inquiry or action, or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries; (c) neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability relating to or arising under Environmental Laws; and (d) there have been no Releases of or exposures to Hazardous Substances, including on or from properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries, that would reasonably be expected to form the basis of any Legal Proceeding, governmental or administrative investigation, audit, inquiry or action, or Order relating to or arising under Environmental Laws involving the Company or any of its Subsidiaries.

4.17         Intellectual Property.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the applicable application, registration or serial numbers and, with respect to Domain Names, the registrar and renewal date. For each item of Company Registered Intellectual Property, (i) the Company or a Subsidiary of the Company is either (A) the sole and exclusive owner of such item or (B) a joint owner, with the identified co-owner(s), of an equal and undivided ownership interest in such item, (ii) such item of Company Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (iii) such item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property Rights used or held for use in the operation of their respective businesses as currently conducted.

(b)           Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any Company Registered Intellectual Property or, to the Knowledge of the Company, any other material Intellectual Property owned by the Company or any Subsidiary of the Company has executed a valid agreement containing an assignment of such employee’s or contractor’s rights to such material Intellectual Property and all applicable Intellectual Property Rights to the Company or such Subsidiary of the Company.

(c)           Since January 1, 2018, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any material Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. To the Knowledge of the Company, no such challenge or Legal Proceeding has been threatened against the Company or any Subsidiary of the Company. No Company Intellectual Property Rights owned or, to the Knowledge of the Company, licensed to, the Company or any Subsidiary of the Company, are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(d)           Since January 1, 2018, neither Company nor any of its Subsidiaries have received any written notice from any third party, and, to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of Company or any of its Subsidiaries as is currently conducted, or the Company Products or any products to which the Company or any of its Subsidiaries have royalty rights, infringe, misappropriate or otherwise violate the valid and enforceable Intellectual Property Rights of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property Rights of any third party.

(e)           To the Knowledge of the Company, no third party is infringing or misappropriating any material Company Intellectual Property Rights. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(f)            No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property Rights owned by or, to the Knowledge of the Company, licensed to, the Company or any Subsidiary of the Company, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Intellectual Property Rights or the right to receive royalties.

(g)           To the Knowledge of the Company, the Company and each Subsidiary of the Company have complied in all material respects with the licenses identified as an open source license by the Open Source Initiative (www.opensource.org) governing all open source software used in the operation of their respective businesses as currently conducted, and have not distributed, licensed or otherwise used any open source software in any manner that has created or will create a requirement that any proprietary software owned or used under license by the Company or any Subsidiary of the Company (i) be disclosed or distributed in source code form, (ii) be delivered at no charge or otherwise dedicated to the public or (iii) include granting licensees the right to make derivative works or other modifications.

(h)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, pursuant to any Contract to which the Company or any Subsidiary of the Company is a party, result in the transfer or grant by the Company or such Subsidiary of the Company to any third Person of any ownership interest in or material restriction with respect to any Company Intellectual Property Rights.

(i)            Each of the Company and the Subsidiaries of the Company uses commercially reasonable efforts to protect, preserve and maintain the secrecy and confidentiality of its Proprietary Information, and to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of its Proprietary Information that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(j)            The IT Systems (i) to the Knowledge of the Company, operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or any Subsidiary of the Company in connection with the conduct of its businesses, (ii) have not malfunctioned or failed in a manner that has had a material impact on the Company or any Subsidiary of the Company and (iii) to the Knowledge of the Company, are free from material bugs and other material defects. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan. To the Knowledge of the Company, there has been no actual or alleged security breach or material unauthorized access to or use of any of the IT Systems.

(k)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, (i) to the Knowledge of the Company, the Company and each Subsidiary of the Company is and has been in compliance with the Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively, (ii) assuming no post-Closing changes in applicable Laws, Personal Data collected, stored and processed by the Company and the Subsidiaries of the Company can be used after the Closing in the manner substantially the same as currently used by the Company and the Subsidiaries of the Company, (iii) the Company and each Subsidiary of the Company has used commercially reasonable efforts to protect the confidentiality and security of Personal Data that the Company or any of the Subsidiaries of the Company (or any Person on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data by any other Person, (iv) neither the Company nor any Subsidiary of the Company has been legally required to provide any notices to any Person in connection with a disclosure of Personal Data or non-public information, nor has the Company or any Subsidiary of the Company provided any such notice, (v) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights and (vi) to the Knowledge of the Company, there has not been any unauthorized access, use or disclosure of any Personal Data owned, used, collected, maintained or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of Personal Data that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements.

4.18         Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           The Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Real Property Leases and the street addresses of the real property leased thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and its Subsidiaries have not subleased or licensed any portion of any real property that is leased pursuant to any Real Property Lease to any Person.

4.19         Material Contracts.

(a)           Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans listed on Section 4.12(a) of the Company Disclosure Letter), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)           would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K (provided that such Contracts need not be set forth on Section 4.19(a)(i) of the Company Disclosure Letter if true, correct and complete copies (subject to redactions) have been filed as exhibits to the Company SEC Reports prior to the date hereof);

(ii)          involves aggregate payments by the Company and its Subsidiaries or aggregate payments payable to the Company and its Subsidiaries under such Contract of more than $1,000,000 in any one year (including by means of royalty, milestone or similar payments);

(iii)          contains covenants that (A) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business, drug discovery or any development program, therapeutic area or geographic area, or with respect to any class of compounds, molecules or products, or with any Person, (B) contain any “most favored nations” or similar preferential pricing terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, or (C) contain exclusivity obligations or otherwise limit in any material respect the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person;

(iv)         grants any third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including material Intellectual Property Rights) owned by the Company or any of its Subsidiaries;

(v)          provides for or governs the formation, creation, operation, management or control of (A) any partnership, joint venture, strategic alliance, collaboration, co-promotion or profit-sharing arrangement or (B) any material research and development arrangement (each Contract under subclauses (A) and (B), a “Collaboration Agreement”);

(vi)         provides for the assignment or grant of a license, right or immunity (including a covenant not to sue or right to enforce or prosecute any Patents) by a third party for any of its material Intellectual Property Rights to the Company or any of its Subsidiaries (including any such Contract that provides for maintenance fees in excess of $750,000 in any twelve (12) month period), other than Incidental Contracts;

(vii)        provides for the assignment or grant of a license, right or immunity (including a covenant not to sue or right to enforce or prosecute any Patents) by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(viii)       relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trials and provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $1,000,000 in any prospective twelve (12) month period;

(ix)          other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,500,000;

(x)           constitutes any acquisition or divestiture Contract (whether by merger, consolidation, purchase or sale of stock or otherwise) of any interest in any Person or any business, line of business or division thereof, or a material portion of the assets of any Person pursuant to which the Company or any of its Subsidiaries has outstanding obligations in respect of any “earnout” or similar contingent or deferred payments;

(xi)          involves the settlement of any pending or threatened claim, action or proceeding which (1) requires payment obligations after the date hereof, in excess of $1,000,000 or (2) imposes any continuing material non-monetary obligations on the Company (which obligations shall include any monitoring or material reporting obligations to any other Person or any obligations that limit in any material respect the ability of the Company or any of its Subsidiaries to operate its business);

(xii)         has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xiii)        (A) contains any non-solicitation or non-hire restrictions that purport to impose material obligations or restrictions upon any controlling Affiliates of the Company pursuant to the terms thereof or (B) purports to assign or grant a license, right or immunity to the Intellectual Property Rights of any controlling Affiliates of the Company pursuant to the terms thereof; and

(xiv)        has been entered into with a Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole (which shall include any such Contracts with a Governmental Authority that relate to the research, development, sale, distribution or manufacture of any Company Joint Products to which the Company or its Subsidiaries are party to, or any Company Controlled Products, but shall exclude any such Contracts with academic institutions entered into in the ordinary course with respect to any existing immaterial clinical research or studies).

Each Contract of the type described in clauses (i) through (xiv) above, other than a Plan, is referred to herein as a “Material Contract”.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 4.19(b) and Section 6.1(y)(xv)(B), the term “Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Material Contract.

4.20         Regulatory Compliance.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are, and since January 1, 2017, have been, in compliance with all Laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company and its Subsidiaries is bound or affected, including the Health Care Laws, and (ii) since January 1, 2017, the Company and its Subsidiaries have not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company or its Subsidiaries under any Law, including Health Care Laws.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, or, to the Knowledge of the Company, the partners and collaborators of the Company or its Subsidiaries, hold all Company Regulatory Permits required for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted. As used herein, “Company Regulatory Permits” shall mean: (i) all authorizations required under the FFDCA, as amended, the Public Health Service Act, as amended, the regulations of the FDA promulgated thereunder, and any similar applicable federal, foreign, state, or local Laws, and (ii) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, development, testing, manufacturing, labeling, marketing, distribution, sale, pricing, import or export of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any Subsidiary thereof as currently conducted. All such Company Regulatory Permits are in full force and effect, and the Company and its Subsidiaries are in compliance with the terms of all such Company Regulatory Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2017, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to any Company Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, and (ii) all such reports, documents, claims and notices, if any, were true, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2017, all development programs, clinical and pre-clinical studies, trials, investigations and other research studies in respect of a Company Product or conducted by or on behalf of or sponsored by the Company or its Subsidiaries (including all “chemical, manufacturing and control” (CMC) processes pertaining thereto) (collectively, “Company Programs”) have been and, if still pending are being, conducted in accordance with all applicable clinical protocols, informed consents and Laws, including Good Clinical Practices, Good Manufacturing Practices, Good Laboratory Practices and other Health Care Laws, as applicable (collectively, “Company Program Requirements”).

(e)           The Company has made available to Parent true, correct and complete copies of (i) all material clinical data available as the date hereof with respect to Company Programs for Company Controlled Products and, to the extent in the possession of the Company or its Subsidiaries, Company Joint Products through the date hereof, (ii) all material correspondence of the Company and its Subsidiaries with, and research, pre-clinical, clinical and other applicable material reports filed with or submitted to, Company Regulatory Agencies (and all summaries of such correspondence or reports to the extent available) with respect to Company Programs for Company Controlled Products through the date hereof and, to the extent in the possession of to the Company or its Subsidiaries, Company Joint Products since January 1, 2017 through the date hereof, and (iii) all material correspondence of the Company and its Subsidiaries with any counterparties, contract manufacturing organizations, site operators, partners and other third parties relating to Company Programs for Company Controlled Products and, to the extent in the possession of the Company or its Subsidiaries, Company Joint Products, in the case of this clause (iii), since January 1, 2017 through the date hereof.

(f)            Since January 1, 2017, neither the Company, any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or (iii) failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized pursuant to 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law applicable in other jurisdictions in which the Company Products are developed, tested, manufactured, marketed, sold or intended by the Company or any of its Subsidiaries to be sold. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such a debarment is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries. Since January 1, 2017, neither the Company, any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or, to the Knowledge of the Company, engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such an exclusion is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent of the Company or any of its Subsidiaries.

(g)           Since January 1, 2017, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, other than any such notices of actions that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not received any written notice from the FDA or any other Company Regulatory Agency regarding, and to the Knowledge of the Company, there are no facts which are reasonably likely to cause, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by or on behalf of the Company or any of its Subsidiaries, (ii) a termination or suspension of the pre-clinical or clinical testing, manufacturing, marketing, or distribution of any Company Products sold or intended to be sold by or on behalf of the Company or any of its Subsidiaries, or (iii) a negative change in reimbursement status of any Company Product sold or intended to be sold by or on behalf of the Company or any of its Subsidiaries, or (iv) a temporary suspension or early closure of a clinical trial, other than circumstances described in subsections (i) through (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h)           For purposes of Section 4.20(b), Section 4.20(d) and the first sentence of Section 4.20(g), any representation or warranty made thereunder by the Company with respect to any Company Joint Product (including with respect to any Company Regulatory Permits, Company Programs, or other conduct or compliance related thereto) shall be deemed to be qualified as to the Knowledge of the Company with respect to such representation or warranty to the extent that the applicable subject matter thereof is the primary responsibility of or principally conducted by a third party other than the Company or its Subsidiaries.

4.21         Insurance. Section 4.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, and (e) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.22         Anti-Bribery; Anti-Money Laundering.

(a)           None of the Company, its Subsidiaries, their respective directors, officers or employees, and, to the Knowledge of the Company, suppliers, distributors, licensees or agents of the Company or any of its Subsidiaries, has made or received any direct or indirect payments in violation of, or has provided or received any product or services in violation of, the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other applicable jurisdictions (together, the “Anti-Bribery Laws”), except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries are in violation, or since July 1, 2017 have been in violation, of any applicable Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no internal investigations or, to the Knowledge of the Company and since January 1, 2017, prior or pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.22(a). To the Knowledge of the Company, (i) none of the directors, officers or employees of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and (ii) there are no known immediate familial relationships between any of the Company’s directors or officers, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the operations of the Company and its Subsidiaries are, and since January 1, 2017 have been, conducted in compliance with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material Legal Proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the businesses of each of the Company and its Subsidiaries are being, and since January 1, 2017 have been, conducted in compliance with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority. To the Knowledge of the Company, as of the date hereof, no investigation, review, audit or inquiry by any Governmental Authority with respect to any such sanctions or Laws is pending or threatened.

4.23         14d-10 Matters. The Company Compensation Committee (each member of which is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” within the meaning of Rule 14d-10(d)(2) under the Exchange Act) has, prior to the date hereof, (i) at a meeting duly called and held at which all members of the Company Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its Subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the Retention Agreements and the terms of Sections 3.7, 7.8 and 7.9, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing agreement, plan, program, arrangement or understanding and the transactions contemplated hereby.

4.24         Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.25         Opinions of Financial Advisors of the Company. The Company Board has received the written opinion of each of the Company Financial Advisors, each dated the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration consisting of $52.50 per Company Share to be paid to the Company Stockholders (other than holders of Canceled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.26         State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 5.6 are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

4.27           No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in the certificate contemplated by clause (C)(6) of Annex A), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, (a) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1           Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

5.2           Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

5.3           Schedule TO; Schedule 14D-9.

(a)            The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b)            None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4           Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby or the ability of Parent or Merger Sub to fulfill its obligations hereunder, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iv) the applicable requirements of NASDAQ and the New York Stock Exchange, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

5.5           Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.

5.6           Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

5.7           Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Acceptance Time and the Effective Time will have, available to it, and Merger Sub will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options and the Company RSU Awards and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

5.8           No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

5.9           Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

5.10            No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in the certificate contemplated by clause (C)(6) of Annex A), (a) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or in any such certificate.

Article VI
COVENANTS OF THE COMPANY

6.1           Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will conduct and will cause each of its Subsidiaries to conduct its business (including with respect to Company Programs) in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries (including all Company Regulatory Agencies with whom the Company and its Subsidiaries have a significant business relationship) and (iii) comply with and maintain all material Permits (including all Company Regulatory Permits with respect to the Company Controlled Products) required to conduct its business and to own, lease and operate its material properties and material assets; provided, that, with respect to clause (d), during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (i) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided, further, for purposes of clause (ii) of the immediately preceding proviso, subject to prior consultation with Parent to the extent reasonably practicable, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i)            adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries;

(ii)            issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities (including the grant of any equity or equity-based awards under the Plan) or Subsidiary Securities, other than Company Shares issuable upon exercise of Company Options or settlement of Company RSU Awards outstanding on the date hereof in accordance with their terms;

(iii)            acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of such Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to Company Options or Company RSU Awards or (C) the acquisition by the Company of Company Options or Company RSU Awards in connection with the forfeiture of such awards;

(iv)            split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v)            (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets, (2) services from contract manufacturing organizations or (3) ownership interest in any Person or any business or division thereof (other than, in each case with respect to clauses (A)(1) through (A)(3), (i) capital expenditures in accordance with subclause (xii) below and (ii) purchases of such services from contract manufacturing organizations or of raw materials, active pharmaceutical ingredients, drug products or supplies, in each case with respect to this clause (ii), in the ordinary course of business consistent with past practice, or (iii) acquisitions of assets that do not exceed $1,000,000 in the aggregate), (B) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries, except (1) pursuant to Contracts (including Contracts relating to Company Programs) existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of this Agreement, (2) Incidental Contracts, (3) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (4) for sales of inventory or dispositions or abandonments of immaterial tangible assets of the Company, including obsolete or worn-out equipment, in the ordinary course of business and consistent with past practice, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi)            incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money, except for borrowings in an amount not to exceed $1,000,000 in the aggregate;

(vii)            make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(viii)            change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(ix)            (A) change any annual Tax accounting period or method, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax Liabilities, except any ordinary-course extension or waiver of an applicable statute of limitations, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) enter into any Tax indemnification or Tax sharing agreement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), except, in each case, as required by applicable Law;

(x)            except as required pursuant to a Plan in existence as of the date hereof, (A) provide for any increase in compensation or benefits or pay any amount or benefit under, or grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or Plan; (B) accelerate the time of payment or vesting of any compensation, rights or benefits under any Plan; (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (D) grant any Participant change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; or (E) terminate, hire or engage any employee, other than terminations for cause, as determined in the Company’s reasonable discretion, or hiring or engaging employees in the ordinary course of business to replace departed employees;

(xi)            except as required pursuant to a Plan in existence as of the date hereof, establish, adopt, enter into, materially amend or terminate any Plan or any collective bargaining or similar labor Contract;

(xii)            make or authorize any capital expenditure, or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $1,500,000;

(xiii)            settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(xiv)            apply for or receive any loan under the Paycheck Protection Program under the CARES Act or make any election or take any action pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the FFCRA;

(xv)            except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1(y), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the type described Sections 4.19(a)(i), (ii), (iii), (iv), (v), (viii), (xii), (xiii) or (xiv), or a Real Property Lease, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any material rights or material claims thereunder or (C) sublease or license any portion of the real property leased under any Real Property Lease;

(xvi)            license, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to renew, maintain or defend any material Company Intellectual Property Rights;

(xvii)            initiate or commit to undertake any new clinical trials other than exploratory clinical trials in indications that are agreed upon between Parent and the Company;

(xviii)            exercise any options under any Collaboration Agreement relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any Company Product to which such Collaboration Agreement relates; or

(xix)            authorize, or agree or commit, in writing or otherwise, to take, any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2           No Solicitation.

(a)            Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar agreement or Contract with respect to an Acquisition Transaction or (v) resolve or agree to do any of the foregoing. Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 6.2.

(b)            From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof (and the documentation and other written materials received from such Person or such Person’s Representatives in respect thereof). The Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry or proposal or offer (including any amendments or proposed amendments communicated to the Company or its Representatives with respect to such material terms and copies of any draft or definitive documentation and other written materials thereof received from such Person or such Person’s Representatives in respect thereof).

(c)            Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, if at any time prior to the Acceptance Time, (i) the Company has received a written, bona fide Acquisition Proposal from any Person that did not result from a material breach of this Section 6.2, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (provided that (x) the Company shall substantially concurrently provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d)            Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach by the Company of this Section 6.2.

6.3           Company Board Recommendation.

(a)            Subject to the terms of this Section 6.3, the Company Board shall recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”).

(b)            Subject to Section 6.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change.

(c)            Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board may (i) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 6.2(a) or the occurrence an Intervening Event, effect a Company Board Recommendation Change or, (ii) in response to the receipt of a written, bona fide Acquisition Proposal after the date hereof that did not result from a material breach of Section 6.2(a), enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 9.1(c)(ii), provided that (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least five (5) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation/Termination Notice”), including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements and documentation in respect thereof), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 9.1(c)(ii) and (E) no earlier than the end of such five (5) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement agreed to in writing by Parent during such five (5) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation/Termination Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 9.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to five (5) Business Days shall be deemed to be two (2) Business Days.

(d)            Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that this Section 6.3(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 6.3(c).

Article VII
ADDITIONAL COVENANTS

7.1           Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 7.2(a), each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause (A) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and (B) each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as practicable after the date of this Agreement; (ii) subject to Section 7.2, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; (iii) obtain all necessary or appropriate Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (iv) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, neither party, prior to the Effective Time, shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

7.2           Antitrust Filings.

(a)            Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, (iv) cooperate with each other and use their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (v) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including (1) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, (2) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries and (3) agreeing to such limitations on the conduct or actions of Parent and/or its Affiliates (including the Surviving Corporation and its Subsidiaries) with respect to any particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Offer and the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (1), (2) and (3), “Remedy Actions”); provided, however, that (i) neither Parent nor any of its Affiliates shall be required to proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Remedy Action would, individually or in the aggregate, reasonably be expected to (I) be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (II) be materially detrimental to the benefits Parent and its Affiliates expect as a result of the Offer or the Merger, or (y) for the avoidance of doubt, with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates (such effect referred to in clauses (x) and (y), a “Burdensome Condition”), and (ii) in no event shall Parent, the Company or their respective Affiliates be required to proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the Merger. Further, neither party will extend any waiting period under the HSR Act (by pull and refile or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A), (C)(1) and (C)(2) of Annex A and Section 8.2. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company or Parent or any of their Subsidiaries.

(c)            Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be made, and whether any other Consents not contemplated by Section 7.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

(d)            None of Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, Person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the timely expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement.

7.3           Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Merger Sub shall, and shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4           Public Statements and Disclosure.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or any other applicable stock exchange on which Parent may be listed, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.4 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Sections 6.2 or 6.3; provided, further, that the parties shall not be required by this Section 7.4 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 7.4, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.4, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

7.5           Anti-Takeover Laws.  In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approval and take such action as necessary so that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

7.6           Access.  During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, including with respect to the Company Programs, to the extent reasonably available, and keep Parent reasonably apprised as to any material developments with respect to the Company Programs; provided, however, that (a) the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) the Company in good faith determines access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 6.2 and Section 6.3, an Acquisition Proposal or Superior Proposal, and (b) in each case, any physical access to the properties, information and personnel of the Company and its Subsidiaries may be limited to the extent the Company in good faith determines, in light of COVID-19 or any COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or its Subsidiaries. In the event that the Company does not provide access or information in reliance on (x) clauses (a)(i) or (a)(ii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege, and (y) clause (b) of the preceding sentence, it shall use its reasonable best efforts to provide access to Parent and its Representatives in a way that the Company in good faith determines would not reasonably be expected to jeopardize the health and safety of any employee of the Company or its Subsidiaries. Any investigation conducted pursuant to the access contemplated by this Section 7.6 (1) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (2) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. Nothing in this Section 7.6 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions that are not readily available.

7.7           Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8           Directors’ and Officers’ Indemnification and Insurance.

(a)            The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements set forth on Section 7.8(a) of the Company Disclosure Letter, in each case, true, accurate and complete copies of which have been made available to Parent and as in effect on the date of this Agreement, in favor of any of the Company’s or its Subsidiaries’ current or former directors and officers or any individual serving or who served as a director, officer, member, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and/or bylaws (and/or other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b)             Without limiting the generality of the provisions of Section 7.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving at the request of the Company or its Subsidiaries as such (including as a fiduciary with respect to any employee benefit plan) of another Person (in each case with respect to actions or omissions or alleged actions or omissions that occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

(c)             Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six (6) year “tail” prepaid policy (the “D&O Tail Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, on terms with respect to such coverage and amounts no less favorable than the Company’s existing directors’ and officers’ liability insurance policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that if the D&O Tail Policy is not available at an aggregate cost not greater than the amount set forth on Section 7.8(c) of the Company Disclosure Letter, then, prior to the Closing, the Company shall obtain as much comparable insurance as can be obtained at an aggregate cost up to but not exceeding the amount set forth on Section 7.8(c) of the Company Disclosure Letter. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d)             Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 7.8 shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final disposition thereof.

(e)              In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.8.

(f)              This Section 7.8 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 7.8 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

7.9              Employee Matters.

(a)              Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Acceptance Time or the Closing, as applicable. Parent shall or shall cause the Surviving Corporation to assume and honor the Plans in accordance with their terms as in effect immediately prior to the Effective Time.

(b)             For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that, in each case, is not less than the base salary or wage rate (as applicable) and annual bonus opportunity, respectively, provided to such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits that are at least as favorable to the Continuing Employee as those provided under Section 7.9(b) of the Company Disclosure Letter and (iii)  other compensation and benefits that are, taken as a whole, substantially comparable in the aggregate to either, at Parent’s election, (A) such other compensation and benefits (excluding equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, and retention, change in control or other one-off payments or benefits) provided to such Continuing Employee immediately prior to the Effective Time or (B) such other compensation and benefits provided to similarly situated new hires (but subject to Section 7.9(c)) of Parent and its Affiliates. Notwithstanding the foregoing, it is expressly understood and agreed that any decreases in annual base salary or wage rate as a result of COVID-19 that are consistent with and proportionate to any broad-based salary or wage rate decrease implemented after the Closing for other similarly situated employees of Parent and its Affiliates shall not constitute a breach or violation of this Section 7.9(b).

(c)             To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation under Parent’s vacation program, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and vesting and eligibility to participate in the Parent 401(k) Plans and (iv) unless covered under another arrangement with or of the Company or any of its Subsidiaries, for eligibility to participate and benefit accrual purposes under Parent’s severance plan; provided, however, that such service need not be credited to the extent that (A) such service is not taken into account under the analogous Plans before the Effective Time; or (B) it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could reasonably be expected to make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(d)             If the Closing Date occurs before the date annual bonuses for fiscal year 2020 are paid under any Plan that is an annual cash incentive compensation plan or arrangement (a “2020 Bonus Plan”), Parent shall cause the Surviving Corporation to (i) continue to operate such 2020 Bonus Plan in good faith and in the ordinary course of business consistent in all material respects with the Company’s past practice, and (ii) pay annual bonuses for 2020 under the 2020 Bonus Plan in amounts not less than those set forth on Section 7.9(d)(ii)(A) of the Company Disclosure Letter (the “2020 Bonuses”), and subject to the terms and conditions set forth on such schedule, at substantially the same time as annual bonuses have historically been paid by the Company (but in no event later than March 15, 2021) to each Continuing Employee participating in a 2020 Bonus Plan (A) who remains employed by Parent, the Surviving Corporation or their Affiliates on the date of payment or (B) whose employment by Parent, the Surviving Corporation or their Affiliates is terminated before such payment under the circumstances described on Section 7.9(d)(ii)(B) of the Company Disclosure Letter.

(e)              If directed by Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company Board shall adopt resolutions, in form and substance reasonably acceptable to Parent, terminating, contingent on the Closing and effective as of the date immediately prior to the Closing Date (the “401(k) Plan Termination Date”), any Plan qualified under Section 401(a) of the Code and containing a qualified cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”). Prior to the 401(k) Plan Termination Date, the Company shall provide Parent with evidence of resolutions adopted by the Company Board authorizing such termination. If the Company is directed by Parent to terminate a 401(k) Plan pursuant to this Section 7.9(e), Parent shall establish or designate one or more 401(k) Plans (the “Parent 401(k) Plans”) in which the Continuing Employees shall be eligible to participate as of the Effective Time and which shall allow each Continuing Employee to make a “direct rollover” to the Parent 401(k) Plan in which such Continuing Employee participates following the Effective Time of the account balance of such Continuing Employee under the 401(k) Plan in which such Continuing Employee participated prior to the Effective Time, if such direct rollover is elected in accordance with applicable Law by such Continuing Employee.

(f)             The Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in good faith regarding any broad-based written or material oral communications to the directors, officers or employees of the Company and its Subsidiaries pertaining to compensation or benefit matters related to the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to provide Parent with a copy of any such intended communication and a reasonable period of time to review and comment on the communication. No later than ten (10) Business Days prior to Closing, the Company and its Subsidiaries shall provide Parent reasonable access to the employees of the Company and its Subsidiaries to facilitate providing them with Parent’s standard form employment documents for new hires, including forms of confidentiality and restrictive covenant agreements.

(g)             Paid time-off benefits for Continuing Employees shall be treated as set forth on Section 7.9(g) of the Company Disclosure Letter.

(h)             Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 7.9, and no provision of this Section 7.9 shall create such rights in any such Persons.

7.10            Obligations of Merger Sub.  Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

7.11            Certain Litigation.  The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement, and except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the other transactions contemplated hereby without Parent’s prior written consent.

7.12            Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

7.13            14d-10 Matters. Prior to the Expiration Time, the Company Compensation Committee shall have taken all steps as may be necessary to (a) approve as an Employment Compensation Arrangement any agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its Subsidiaries with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.

7.14            Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, or (ii) if it obtains Knowledge of any breach by such party of its representations, warranties and covenants hereunder that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice shall not affect any of the conditions to the Offer (or cause any such conditions to fail to be satisfied) or give rise to any right of Parent to terminate under Article IX.

7.15            Tax Returns. The Company shall use commercially reasonable efforts to (a) prepare and file, or cause to be prepared and filed, all Pre-Closing Tax Returns prior to the Closing Date in a manner consistent with past practice, except as otherwise required by applicable Law, and (b) on or before the Closing Date, provide a copy of each such filed Pre-Closing Tax Return to Parent.

Article VIII
CONDITIONS TO THE MERGER

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions:

8.1             Purchase of Company Shares.  Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

8.2             No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Article IX
TERMINATION, AMENDMENT AND WAIVER

9.1             Termination Prior to the Acceptance Time.  This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a)             by mutual written agreement of Parent and the Company;

(b)             by either Parent or the Company:

(i)            if (A) the Acceptance Time shall not have occurred on or before January 19, 2021 (the “Termination Date”); provided, however, that if, as of the original Termination Date, any of the conditions set forth in clauses (A), (C)(1) (solely in respect of any Antitrust Law) or (C)(2) of Annex A shall not have been satisfied, then the Termination Date shall be automatically extended to April 19, 2021 (and all references to the Termination Date herein and in Annex A shall be as so extended), or (B) the Offer shall have expired and not have been extended in accordance with Section 2.1(d)(ii) without acceptance for payment of the Company Shares tendered in the Offer; provided, however, that the right to terminate this Agreement pursuant to either clause (A) or (B) of this Section 9.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii)            if there exists any Law or Order having the effect set forth in clause (C)(1) of Annex A (which, in each case, has become final and non-appealable); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its obligations under this Agreement shall have been the principal cause of or resulted in the existence of such Law or Order;

(c)              by the Company, in the event that:

(i)             (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer and the Merger, and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii)            (A) the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that the Company has complied in all material respects with the terms of Section 6.2 and Section 6.3 with respect thereto, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 9.3(b)(ii); or

(d)             by Parent in the event that:

(i)             (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in clause (C)(4) of Annex A to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which inaccuracy would give rise to the failure of the condition to the Offer set forth in clause (C)(3) of Annex A to be satisfied, and (C) and such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii)            (A) a Company Board Recommendation Change shall have occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation.

9.2             Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 9.2, Section 9.3 and Article X and the terms of Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Fraud or Willful Breach of this Agreement that occurs prior to such termination.

9.3             Fees and Expenses.

(a)             General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b)             Termination Fee. The Company shall pay to Parent $205,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i)            (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i)(A) or Section 9.1(b)(i)(B) (provided, that (x) at the time of such termination, the conditions to the Offer set forth in clauses (A), (C)(1) (solely with respect to any U.S. Antitrust Law) and (C)(2) of Annex A are satisfied and the Minimum Condition is not satisfied, and (y) with respect to such termination by the Company, the right to terminate this Agreement pursuant to Section 9.1(b)(i) is then available to Parent); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed or publicly known; and (C) within twelve (12) months following such termination of this Agreement, (x) the Company or a Subsidiary of the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction or (y) an Acquisition Transaction is consummated; in which case the Termination Fee shall be payable within two (2) Business Days after the earlier of the events in clause (C)(x) or (y);

(ii)            this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), in which case the Termination Fee shall be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii)            this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 9.3(b)(i), all references to “twenty percent (20%)” or “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(c)             Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)             Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent and Merger Sub when due.

(e)            Termination Fee as Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in Section 9.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.3(b), then the Company shall pay to Parent interest on the amount payable pursuant to Section 9.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Termination Fee pursuant to Section 9.3(b), and, if applicable, any payments under this Section 9.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 9.3(b) and for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination), including the Offer and the Merger; provided, however, that nothing in this Section 9.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 10.8(b) or in the case of Fraud or Willful Breach.

9.4             Amendment.  To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

9.5             Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

Article X
GENERAL PROVISIONS

10.1            Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder.

10.2            Notices.  All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 10.2):

(a)            if to Parent or Merger Sub, to:

Johnson & Johnson
Law Department
One Johnson & Johnson Plaza

New Brunswick, NJ 08933

To the attention of the individuals and at the email addresses specified in Section 10.2(a) of the Company Disclosure Letter

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York City, NY 10019

Attention:	Robert I. Townsend, III
Damien R. Zoubek
Jenny Hochenberg
Email:	rtownsend@cravath.com
dzoubek@cravath.com
jhochenberg@cravath.com

(b)           if to the Company, to:

Momenta Pharmaceuticals, Inc.

301 Binney Street

Cambridge, MA 02142

To the attention of the individuals and at the email addresses specified in Section 10.2(b) of the Company Disclosure Letter

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:	Peter Handrinos
R. Scott Shean
Email:	peter.handrinos@lw.com
scott.shean@lw.com

10.3            Assignment.  No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4            Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Janssen Global Services, LLC, an Affiliate of Parent, and the Company have previously executed a Confidentiality Agreement, dated as of July 1, 2020 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives the obligations of Parent and its Affiliates under any explicit or implicit “standstill” provisions therein with respect to any actions taken in furtherance of or to facilitate the transactions contemplated by this Agreement.

10.5            Entire Agreement.  This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6            Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.8, (b) the right of the Company to pursue damages (including, to the extent proven and awarded by a court of competent jurisdiction, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders), (c) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article II and in accordance with the Offer, and (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, Option Consideration or RSU Consideration, as applicable, as provided in Article III.

10.7            Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

10.8            Remedies.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)            The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

10.9            Governing Law.  This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10          Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11          WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12          Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Johnson & Johnson

By:	/s/ Jennifer Taubert
Name:	Jennifer Taubert
Title:	Executive Vice President
Worldwide Chairman, Pharmaceuticals

Vigor Sub, Inc.

By:	/s/ Sue Hohenleitner
Name:	Sue Hohenleitner
Title:	President and Chief Executive Officer

Momenta Pharmaceuticals, Inc.

By:	/s/ Craig A. Wheeler
Name:	Craig A. Wheeler
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of August 19, 2020 (the “Agreement”), by and among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), VIGOR SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the Expiration Time (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement under the HSR Act shall not have expired or been terminated or there shall be in effect any voluntary agreement between Parent and the Company on the one hand, and the FTC or the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the Offer or the Merger; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

(1)            any Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any Order, that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger;

(2)            there shall be any pending Legal Proceeding under any U.S. Antitrust Law brought by any applicable Governmental Authority that (i) challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger or (ii) seeks to impose any Burdensome Condition thereon;

(3)            (i) the representations and warranties of the Company contained in Section 4.9(a) shall not be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time (and such Company Material Adverse Effect shall be continuing as of immediately prior to the Expiration Time); (ii) the representations and warranties of the Company contained in Section 4.2(a), clauses (i) and (ii) of the first sentence of Section 4.2(b), and Section 4.2(c) shall not be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; (iii) the representations and warranties of the Company contained in the first and third sentences of Section 4.1(a), Section 4.2 (other than Section 4.2(a), clauses (i) and (ii) of the first sentence of Section 4.2(b), and Section 4.2(c)), Section 4.3, Section 4.4, Section 4.5, Section 4.11 and Section 4.26 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all material respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representation and warranty of the Company contained in Article IV of the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

A-1

(4)            the Company shall have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement prior to the Expiration Time and such breach or failure shall not have been cured as of immediately prior to the Expiration Time;

(5)            a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing as of immediately prior to the Expiration Time;

(6)            the Company shall not have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in clauses (3), (4) and (5) shall not have occurred and be continuing as of immediately prior to the Expiration Time; or

(7)            the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MOMENTA PHARMACEUTICALS, INC.

1.	The name of the corporation is: Momenta Pharmaceuticals, Inc. (the “Corporation”).

2.	The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 100 shares of common stock, par value $0.01 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.	To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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